          For Immediate Release

Exhibit 99.1
Dresser-Rand Reports Third Quarter 2006 Results
•	EPS was $0.27 per diluted share, net income was $23 million and operating cash flow was $85 million

•	Operating income was $48 million, 35% higher than the corresponding period last year

•	New unit bookings increased 129%, aftermarket bookings increased 23% and backlog increased 36% versus the third quarter of 2005
Results Summary (dollars in millions, except share data):

			Nine Months Ended
	Third Quarter		September
	2006	2005	2006	2005
Total Revenues	$310.3	$309.8	$1,025.8	$846.2
Operating income*	$48.4	$35.8	$105.8	$65.3
Net income (loss)	$22.9	$10.4	$45.9	$4.9
Basic and Diluted EPS	$0.27	$0.15	$0.54	$0.08
Shares used to compute EPS (000)	85,457	71,904	85,450	60,179
* Operating income includes:
Stock-based compensation expense — exit units	—	—	$16.8	-
Curtailment (gain)	—	—	$(11.8)	-
Total Bookings	$483.3	$288.9	$1,282.7	$1,036.0
Total Backlog	$1,183.0	$872.8	$1,183.0	$872.8
Houston, TX, November 6, 2006 — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of high-speed rotating equipment and aftermarket parts and services, reported net income of $22.9 million, or $0.27 per diluted share, for the third quarter 2006. This compares to net income of $10.4 million, or $0.15 per diluted share, for the third quarter 2005.
Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, “We continue to benefit from strong demand and improving prices for our equipment, parts and services. Our third quarter 2006 results were consistent with our expectations. Operating income increased 35%, bookings increased 67% and our backlog grew 36% over the same period a year ago.”
Total operating income for the third quarter 2006 increased to $48.4 million from $35.8 million, in the third quarter of 2005. Operating income as a percent of total revenues improved to 15.6% from 11.6% on revenues of approximately $310 million in both periods. The improvement from the year ago quarter was principally due to higher price realizations and a higher percent of total revenues in the aftermarket segment partially offset by higher selling and administrative expenses.
Bookings for the third quarter 2006 were $483.3 million, which was $194.4 million or 67% higher than the third quarter 2005. Bookings for the twelve months ended September 30, 2006 were at a record level of $1,692.9 million compared to $1,337.1 million for the twelve months ended September 30, 2005. The backlog at the end of September 2006 was a record $1,183.0 million or 36% higher than the backlog at the end of September 2005.

New Units Segment
New unit revenues for the third quarter 2006 of $113.7 million were $48.9 million lower than the corresponding period last year because several very large orders shipped in the third quarter of 2005. This reflects the size and scope of new unit orders and the uneven nature of this segment’s order and shipment patterns.
Operating income was $11.4 million for the third quarter 2006 compared to operating income of $8.3 million for the third quarter 2005. This segment’s operating margin was 10.1% compared to 5.1% for the third quarter 2005. The increase from the corresponding period in 2005 was attributable to a combination of improved pricing, better mix primarily due to lower buyouts, and lower revenue-based cost allocations. The new units segment provided 36.6% of total revenues in the third quarter 2006 compared to 52.5% in the same period in 2005.
New unit bookings for the three months ended September 30, 2006 of $277.3 million were 129% higher than the bookings for the corresponding period in 2005. The record backlog at September 30, 2006 of $900.3 million was 31% above the $687.3 million backlog at September 30, 2005.
Aftermarket Parts and Services Segment
Aftermarket parts and services revenues for the third quarter 2006 grew to $196.6 million compared to $147.2 million for the third quarter 2005. The $49.4 million increase in revenues reflects higher price realizations and higher levels of business activity.
Aftermarket operating income for the third quarter 2006 was $51.9 million compared to $38.4 million for the third quarter 2005. This segment’s operating income margin of 26.4% was essentially flat with the third quarter 2005 as the benefits of operating leverage from higher volume and higher pricing were partially offset by higher revenue-based cost allocations to this segment. The aftermarket segment was 63.4% of total revenues in the third quarter of 2006 compared to 47.5% in the corresponding period in 2005.
Bookings for the three months ended September 30, 2006 of $206.0 million were 23% higher than the corresponding period in 2005. The aftermarket backlog at September 30, 2006 of $282.7 million was 52.4% above the $185.5 million backlog at September 30, 2005.

Provision for Income Taxes
The provision for income taxes was $15.4 million and $29.8 million for the three months and the nine months ended September 30, 2006, respectively. The effective tax rates for the three and nine months ended September 30, 2006 of 40.3% and 39.4%, respectively, were higher than the U.S. federal statutory rate. This occurred primarily because the stock-based compensation expense recognized in the second quarter 2006 of approximately $16.8 million for the vesting of exit units was not tax deductible. Also, during the third quarter 2006, a valuation allowance of $1.8 million was recorded at one of the company’s foreign subsidiaries because that subsidiaries’ accumulated losses and related net operating loss carry forward caused management to conclude that it was more likely than not that the deferred tax asset would not be realized.
Liquidity and Capital Resources
As of September 30, 2006, cash and cash equivalents totaled $129.5 million and borrowing availability under the $350 million revolving credit portion of the Company’s senior credit facility was $159.5 million, as $190.5 million was used for outstanding letters of credit.
For the three months ended September 30, 2006, net cash provided by operating activities was $85.1 million, which compared to $34.0 million for the corresponding period in 2005. The increase of $51.1 million was principally from higher net income and changes in working capital. During the third quarter 2006, capital expenditures totaled $4.3 million, approximately 1.4% of total revenues. This compares to capital expenditures of $5.7 million, approximately 1.9% of total revenues, in the corresponding period last year.
As of September 30, 2006, total debt was $552.7 million and total debt, net of cash and equivalents, was approximately $423.2 million. In October 2006, the Company prepaid $50.0 million of its senior secured credit facility debt. As a result, annual interest expense will be reduced by approximately $2.8 million and a $1.0 million pre-tax, non-cash charge relating to the write-off of unamortized debt issuance costs will be recorded in the fourth quarter 2006.
On September 13, 2006, Standard & Poor’s Rating Services raised Dresser-Rand Group, Inc.’s corporate credit rating to BB- from B+ ,with a stable ratings outlook. Additionally, on September 25, 2006, Moody’s Investors Services raised Dresser-Rand’s rating for its Senior Secured Revolving and Term Loan facilities to “Ba1” from “Ba3” and its Senior Subordinated Global Notes to “B1” from “B2”.
Outlook
Demand for high-speed rotating equipment and aftermarket parts and services continues to be very strong. The company’s backlog of orders has continued to increase to a record $1,183 million, which was 36% higher than the year ago level.

The Company reaffirms its guidance for full year operating income that corresponds to fourth quarter 2006 earnings per share of $0.44 to $0.51. This assumes no further vesting of exit units and an effective tax rate of about 39%. The Company expects to provide its outlook for 2007 once it completes its budgeting and planning process early next year.
Conference Call
The Company will discuss its third quarter 2006 results at its conference call on Tuesday, November 7, 2006. A webcast presentation will be accessible live at 8:30 a.m. Eastern Standard Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (800) 289-0743 in the U.S. and (913) 981-5546 from outside the U.S. five to ten minutes prior to the scheduled start time.
A replay of the webcast will be available from 11:30 a.m. Eastern Standard Time on November 7, 2006 through 11:59 p.m. Eastern Standard Time on November 14, 2006. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 9374367.
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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 26 service and support centers covering 140 countries.
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning The Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words “anticipates,” “believes,” “expects”, “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company’s brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others’ intellectual property. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.
Company Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

Dresser-Rand Group Inc.
Consolidated Statement of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net sales of products	$244,217	$258,065	$823,460	$683,656
Net sales of services	66,076	51,694	202,369	162,581

Total revenues	310,293	309,759	1,025,829	846,237

Cost of products sold	165,703	192,804	621,549	533,685
Cost of services sold	45,254	40,050	141,530	124,160

Total cost of products and services sold	210,957	232,854	763,079	657,845

Gross profit	99,336	76,905	262,750	188,392
Selling and administrative expenses
(Nine months ended September 30, 2006 amount includes $16,812 of stock based compensation — exit units)	48,412	39,814	160,897	118,331
Research and development expenses	2,534	1,249	7,812	4,745
Curtailment (gain)	—	—	(11,796)	—

Income from operations	48,390	35,842	105,837	65,316

Interest expense, net	(10,999)	(14,966)	(37,014)	(44,619)
Early redemption premium on debt	—	(3,688)	—	(3,688)
Other income (expense), net	983	(978)	6,947	(1,558)

Income before income taxes	38,374	16,210	75,770	15,451
Provision for income taxes	15,447	5,776	29,833	10,560

Net income	$22,927	$10,434	$45,937	$4,891

Net income per common share-basic and diluted	$0.27	$0.15	$0.54	$0.08

Weighted average shares outstanding-basic and diluted	85,457	71,904	85,450	60,179

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
(In thousands)
Revenues
New units	$113,690	$162,587	$501,037	$399,044
Aftermarket parts and services	196,603	147,172	524,792	447,193

Total Revenues	$310,293	$309,759	$1,025,829	$846,237

Operating Income
New units	$11,433	$8,342	$24,732	$4,713
Aftermarket parts and services	51,945	38,417	131,789	93,197
Unallocable	(14,988)	(10,917)	(50,684)	(32,594)

Total Operating Income	$48,390	$35,842	$105,837	$65,316

Depreciation and Amortization
New units	$5,580	$7,799	$20,419	$22,499
Aftermarket parts and services	7,201	6,636	18,165	25,546

Total Depreciation and Amortization	$12,781	$14,435	$38,584	$48,045

Total Assets (including Goodwill)
New units	$239,853		$239,853
Aftermarket parts and services	577,935		577,935
Unallocable	882,292		882,292

Total Assets	$1,700,080		$1,700,080

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(dollars in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$129,536	$98,036
Accounts receivable, less allowance for doubtful accounts of $9,297 and $8,649 at 2006 and 2005	231,169	268,831
Inventories, net	190,537	145,762
Prepaid expenses	33,222	25,887
Deferred income taxes, net	11,723	10,899

Total current assets	596,187	549,415
Property, plant and equipment, net	220,502	228,671
Goodwill	409,914	393,300
Intangible assets, net	449,168	460,919
Other assets	24,309	25,566

Total assets	$1,700,080	$1,657,871

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accruals	$276,582	$303,430
Customer advance payments	99,685	84,695
Accrued income taxes payable	21,408	4,988
Loans payable	71	67

Total current liabilities	397,746	393,180
Deferred income taxes	37,619	22,586
Postemployment and other employee benefit liabilities	105,085	113,861
Long-term debt	552,700	598,137
Other noncurrent liabilities	18,699	15,447

Total liabilities	1,111,849	1,143,211

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 250,000,000 and 101,200,000 shares authorized; and, 85,479,053 and 85,476,283 shares issued and outstanding, respectively	855	855
Additional paid-in capital	511,440	493,163
Retained earnings	90,261	44,324
Accumulated other comprehensive loss	(14,325)	(23,682)

Total stockholders’ equity	588,231	514,660

Total liabilities and stockholders’ equity	$1,700,080	$1,657,871

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows
(Unaudited; dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Cash flows from operating activities
Net income	$22,927	$10,434	$45,937	$4,891
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	12,781	14,438	38,584	48,045
Stock based compensation	512	380	18,277	3,237
Curtailment gain	—	—	(11,796)	—
Deferred income taxes	7,342	(2,174)	13,009	(2,459)
Amortization of debt financing costs	958	3,823	3,873	8,627
Provision for losses on inventory	880	1,739	973	2,743
Other	125	(174)	(218)	(79)
Working capital and other
Accounts receivable	19,523	(28,819)	43,962	46,989
Inventories	(9,115)	4,825	(42,947)	13,003
Accounts payable	(8,579)	1,366	(28,828)	8,372
Customer advance payments	21,500	(3,986)	11,954	75,838
Other	16,265	32,138	(723)	13,177

Net cash provided by operating activities	85,119	33,990	92,057	222,384

Cash flows from investing activities
Capital expenditures	(4,313)	(5,746)	(13,060)	(10,747)
Acquisitions	—	(57,218)	—	(57,218)
Proceeds from equity investment disposition	—	—	—	10,000
Proceeds from sales of property, plant and equipment	—	3	—	244

Net cash (used in) investing activities	(4,313)	(62,961)	(13,060)	(57,721)

Cash flows from financing activities
Payments of long-term debt	(56)	(90,000)	(50,056)	(211,162)
Payments of short-term borrowings	—	20	—	(2,638)
Proceeds from initial public offering — net	—	608,925	—	608,925
Cash dividends paid	—	(557,686)	—	(557,686)
Proceeds from sale of stock to employees	—	1,420	—	1,420

Net cash (used in) financing activities	(56)	(37,321)	(50,056)	(161,141)

Effect of exchange rate changes on cash and cash equivalents	(264)	(376)	2,559	(5,518)

Net increase (decrease) in cash and cash equivalents	80,486	(66,668)	31,500	(1,996)
Cash and cash equivalents, beginning of the period	49,050	176,172	98,036	111,500

Cash and cash equivalents, end of period	$129,536	$109,504	$129,536	$109,504